EXHIBIT 99.1

Big Buck Brewery & Steakhouse, Inc.

Receives Delisting Notice from Nasdaq

GAYLORD, Michigan, August 15 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUC) announced today that it received a Nasdaq Staff Determination on August 14, 2002 indicating that it fails to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

In response to the notice, Big Buck has requested a hearing before a Nasdaq Listings Qualification Panel to review the Staff Determination.  There can be no assurance that the Panel will grant Big Buck’s request for continued listing.

If Big Buck’s securities do not continue to be listed on The Nasdaq SmallCap Market, such securities would become subject to certain rules of the SEC relating to “penny stocks.”  Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser’s prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.  In addition, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements.  Consequently, selling Big Buck’s securities would be more difficult because smaller quantities of securities could be bought and sold, transactions could be delayed, and security analyst and news media coverage of Big Buck may be reduced.  These factors could result in lower prices and larger spreads in the bid and ask prices for Big Buck securities.  There can be no assurance that Big Buck securities will continue to be listed on The Nasdaq SmallCap Market.

About the Company

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers.  In August 2000, the company opened its fourth unit in Grapevine, Texas, a suburb of Dallas.  This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C.

Contact:

Anthony P. Dombrowski

Chief Financial Officer

(989) 731-0401